Exhibit 10.14

SHORT TERM LEASE AGREEMENT

This Short Term Lease Agreement (“Agreement”) is effective as of the 1st day of October 2022 (the “Effective Date”), by and between The Salvation Army, a Georgia corporation (“TSA”) and The Chosen Texas, LLC, a Texas limited liability company (“The Chosen”), for the leasing of the replica City of Capernaum in Midlothian, Texas, owned by The Salvation Army.

In consideration of the mutual covenants and promises contained in this Agreement, TSA and The Chosen (individually, a “Party” and collectively, the “Parties”) agree as follows:

1.	PREMISES

Subject to the terms of this Agreement, the TSA hereby leases and demises to The Chosen and The Chosen hereby leases from TSA for purposes of entry upon, occupancy and use of the Premises as shown on Exhibit A consisting of the replica City of Capernaum, including both interior and exterior portions of such buildings and structures and all personal property, including fixed and movable fixtures, located on the Premises or within the buildings or structures. TSA also grants to The Chosen certain rights-of-way for ingress and egress to the Premises from Singleton Road as directed by TSA personnel. During the Term, The Chosen shall be responsible for all maintenance and repairs to the Premises.

2.	SCOPE OF USE

The Chosen will have the right to use the electricity, gas, water and other utilities on the Premises at The Chosen’s risk and expense. During the period set forth in Paragraph 3 below, the Premises shall be used and occupied by The Chosen solely for the purposes of conducting tours and events, including fund raising events, hosted by The Chosen. The Chosen shall give TSA two (2) weeks advanced written notice of any tours or event to be held at the Premises and the date(s) of such. During those times The Chosen is not using the Premises, TSA has the exclusive right to use the Premises.

3.	TERM OF AGREEMENT

The term of this Agreement shall commence upon the Effective Date and continuing until 5:00 pm on February 28, 2023 (“Term”), unless terminated earlier in accordance with the provisions of this Agreement.

4.	FEES

As payment for all of the rights granted to The Chosen under this Agreement, The Chosen will pay TSA Ten Dollars ($10.00) for the Term, of which TSA acknowledges receipt. Any utilities used by The Chosen at the Premises not directly invoiced to The Chosen by third-party utility providers, TSA will bill The Chosen for calculated utilities utilized by The Chosen at the Premises, which amounts shall be due and payable within ten (10) days from receipt of invoice.

All fees specified are exclusive of any applicable taxes, which shall be the responsibility of The Chosen. All known fees are payable in advance upon the execution of this Agreement by the Parties.

The Chosen’s failure to timely make payment of fees in full when due entitles TSA immediately to terminate this Agreement without notice, penalty, or further obligation to The Chosen.

5.	FACILITIES

The Chosen agrees after completion of its use of the Premises at the end of the Term and to leave the Premises in as good or better a condition as when entered upon by The Chosen, reasonable wear and tear excepted. Signs, furniture and/or furnishings on the Premises may be removed or changed by The Chosen, but if removed or changed, such signs, furniture and/or furnishings will be replaced promptly by The Chosen at the end of the Term. Except with the prior written consent of TSA, which may be withheld in TSA’s discretion, The Chosen shall not make any physical alterations to any real property, building, or improvements forming part of any building on the Premises including, without limitation, altering, disconnecting or interfering with any plumbing, electrical, heating, ventilation or air conditioning systems, or making any holes in ceilings, walls or floors that could disturb or release materials from those systems or the structure into the environment. The Chosen will use reasonable care to prevent damage to the Premises.

6.	RIGHTS

All rights of every kind and nature whatsoever in and to all still and motion pictures and sound recordings made by The Chosen in connection with use of the Premises by The Chosen will be and remain the sole and exclusive property of The Chosen, including, without limitation, the perpetual and irrevocable right and license to use and re-use said photography and/or said sound recordings in connection with any motion pictures or television series as The Chosen elects, and in connection with advertising, publicizing, in-content clip licensing, exhibiting, distributing and exploiting such motion pictures in any manner, media now known or hereafter devised whatsoever and at any time in any part of the universe in perpetuity, and neither TSA nor any other Party now or hereafter claiming an interest in the Premises through TSA will have any right of action against The Chosen arising from or based upon any use or exploitation of said photography and/or said sound recordings, provided that such photography and sound recordings do not include TSA’s name or any logo, slogan, trademark or other identifying mark, nor any TSA personnel, except with the express prior written consent of TSA, which may be withheld in the TSA’s discretion.

7.	USAGE

The Chosen is not obligated actually to use the Premises. TSA may not terminate or rescind the permission granted to The Chosen under the Agreement to use and photograph the Premises, except in the case of a violation of the Rules of Conduct set out in Schedule “A” hereto or the Scope of Use set out in Paragraph 2. In the event of a violation of any of the Rules of Conduct or the Scope of Use, The Chosen shall be given reasonable notice and the opportunity to remedy the breach, but should The Chosen fail to do so within a reasonable period of time, then TSA shall be entitled to rescind its permission to use the Premises and terminate this Agreement, and may seek an injunction to enforce same if necessary.

8.	WARRANTIES

8.1	TSA represents, warrants, and agrees that:

(a) it is the sole and exclusive legal owner of the Premises and has the full right, power and authority to grant The Chosen the rights granted under this Agreement;

(b) except as contemplated in this Agreement, it will take no action nor allow or permit or authorize any third party to take any action which might interfere with The Chosen’s full use and quiet enjoyment of the Premises in accordance with the terms of this Agreement; and

(c) except during the Term when The Chosen shall maintain and repair the Premises, it will act reasonably to maintain the Premises in useable condition for all uses by The Chosen contemplated under this Agreement, provided that if the Premises or any building or improvement thereon suffers any material damage or destruction, TSA shall have no obligation to repair or rebuild within any particular period of time.

8.2	The Chosen represents and warrants to TSA that:

(a) The Chosen has all legal authority, including, without limitation, all permits and licenses that it may require to lawfully carry on business in the state of Texas and within the City where the Premises is located.

(b) The Chosen will fully comply with all applicable laws, ordinances, and governmental rules and regulations including Hazardous Materials Laws at all times that it is on or using the Premises;

(1)       “Hazardous Materials” means any substance, material, or waste that is or becomes regulated by any local governmental agency, the State of Texas, or the federal government, including, but not limited to, any material or substance that is (1) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, 33 U.S.C. § 1317, (2) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., (3) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (4) petroleum, (5) asbestos, and (6) polychlorinated biphenyls.

(2)       “Hazardous Materials Laws” means any federal, state, or local statute, ordinance, order, rule, or regulation of any type relating to the storage, handling, use, or disposal of any Hazardous Materials, the contamination of the environment, or any removal of such contamination, including, without limitation, those statutes referred to in subparagraph (b) (1), above.

(3)       The Chosen shall indemnify, defend, and hold harmless TSA from and against all claims, liabilities, losses, damages, and costs, foreseen or unforeseen, including without limitation counsel, engineering, and other professional or expert fees, that TSA may incur by reason of The Chosen’s action or inaction with regard to its obligations under subparagraphs (b) (1) and (2), above.

(c)  The Chosen will promptly pay when due all accounts relating to goods or services supplied to The Chosen on or in relation to the Premises, ensure that no liens are filed against the Premises in respect thereof, and immediately pay out and discharge any such liens and fully indemnify TSA in respect thereof.

And

(d)  The Chosen shall keep the Premises in good condition and maintain & repair the Premises during the Term and any other time Premises is in use by The Chosen.

9.	THE CHOSEN’S RELEASE AND INDEMNIFICATION

The Chosen hereby releases and indemnifies any and all claims, demands, actions, suits, or causes of action, including counsel fees and other costs against TSA arising from injury to The Chosen’s and its contractors’ personnel, and its and their members, guests, invitees, or equipment on the Premises. The Chosen hereby indemnifies TSA against the claims, demands, actions, suits, or causes of action, including counsel fees and other costs defending against the same for loss, damage, or personal injury (including death) of third parties, their members, guests, or invitees for injuries arising from The Chosen’s exercise of rights under this Agreement (collectively, “Claims”). TSA shall promptly notify The Chosen of any and all Claims, and The Chosen shall have the right to control the defense and settlement of the Claims, through counsel of its own choosing, except that The Chosen shall not settle any Claims without the prior written consent of TSA, which consent shall not be unreasonably withheld, conditioned, or delayed so long as the settlement contains a full waiver of rights and settlement against any and all claims, including future ones. In addition, TSA may employ attorneys selected by it to defend any such action. TSA will provide The Chosen with timely notice of the existence of such proceedings and such information, documents and other cooperation as reasonably necessary to assist The Chosen in establishing a defense to such action.

These indemnities survive termination of this Agreement. This section 9 shall not apply as a result of the gross negligence or willful misconduct of TSA.

10.	INSURANCE & INSPECTION OF PREMISES

10.01 The Chosen and TSA agree to jointly inspect the Premises prior to and following The Chosen’s use, noting in writing all existing damage, if any. TSA shall be entitled to inspect the Premises at any time during The Chosen’s occupancy to verify The Chosen’s compliance with the terms of this Agreement. TSA agrees to submit to The Chosen, in writing, within 10 days of The Chosen vacating the Premises, a detailed list of all claimed property damage for which The Chosen is responsible. TSA will permit The Chosen’s representatives to inspect such damage. If any actual and verifiable damage to the Premises is caused by The Chosen’s use of the Premises, The Chosen agrees to pay for and/or perform all necessary repairs. The Chosen will obtain and maintain comprehensive general liability insurance with limits of at least Three Million Dollars ($3,000,000.00) per occurrence, insuring against any and all liability including bodily injury, personal and advertising injury, products and completed operations, property damage to premises leased to The Chosen, and builder’s risk insurance, naming TSA as an additional insured. The Chosen will also provide umbrella liability coverage with an aggregate limit of not less than Ten Million Dollars ($10,000,000.00). The Chosen will also provide Stand-Alone Sexual Abuse and Molestation Incident Coverage with an aggregate and per claim limit of not less than Ten Million Dollars ($10,000,000.00). The Chosen will provide a certificate of insurance to TSA confirming such insurance is in place prior to entry onto the Premises.

10.02 In the event that TSA supplies to The Chosen or permits The Chosen to use any of the TSA equipment, materials or furnishings, TSA shall not be liable for any malfunction or failure of such equipment, materials or furnishings or direct or consequential damages.

11.	SAFETY

The Chosen shall be responsible for safety management for all persons who are present within the boundaries of the Premises and rights-of-ways uses to and from the Premises for the Term including but not limited to The Chosen’s workers, The Chosen’s subcontractors, employees and invitees of TSA, and the general public. All persons entering the Premises shall be required to register with security personnel maintained by The Chosen. If TSA determines, in its sole discretion, that access to the broader real estate owned by TSA is affected by the presence of The Chosen, TSA shall notify The Chosen of the safety issues and The Chosen shall provide additional safety management to address these broader safety issues.

12.	REAL PROPERTY TAXES

12.01  The Chosen shall pay at least ten (10) days prior to delinquency any and all Real Property Taxes (defined below) levied or assessed against the Premises during the Term and indemnify and hold TSA harmless from and against all demands for payment of such Real Property Taxes. “Real Property Taxes” means any form of general or special assessment, license fee, commercial rental or gross receipts tax, levy, penalty, duty, charge or tax (other than inheritance, estate or income taxes), including roll-back taxes as a result of The Chosen’s use of the Premises, imposed by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage, sewer or other improvement district against any legal or equitable interest of TSA in the land, buildings, or improvements comprising the Premises, against charges payable to TSA or other income from the Premises, against the use, occupancy or possession of the Premises or any tax imposed in substitution, partially or totally, of any tax previously included within the definition of real property taxes, or any additional tax the nature of which was previously included within the definition of real property taxes. All reasonable expenses, including attorneys’ fees and disbursements, experts’ and other witnesses’ fees, incurred by TSA or The Chosen in contesting the validity or amount of any Real Property Taxes or in obtaining a refund of any Real Property Taxes will be considered as part of the Real Property Taxes for the tax year in which such expenses are incurred. The Chosen shall pay at least ten (10) days prior to delinquency all taxes assessed against and levied on all trade fixtures, furnishings, equipment and other personal property of The Chosen contained in the Premises or elsewhere or assessed or levied as a result of The Chosen’s use of the Premises. When possible, The Chosen shall cause said trade fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the real property of TSA.

12.02 At any time that the payment of any item of Real Property Taxes that The Chosen must pay under Paragraph 12.01 remains unpaid and uncontested ten (10) days before such Real Property Taxes become delinquent, TSA may give written notice to The Chosen. If The Chosen fails to pay the Real Property Taxes within three (3) business days before such Real Property Taxes become delinquent, then TSA may pay the unpaid and uncontested Real Property Taxes, and thereafter The Chosen will, on demand, reimburse TSA any amount paid or expended by TSA for this purpose, with interest on the amount at the rate of twelve percent (12%) annually from the date of TSA’s payment until reimbursement by The Chosen.

13.	TERMINATION

In the event TSA determines in its sole discretion that The Chosen has breached its obligations under this Agreement, then TSA shall have the right to terminate this Agreement upon thirty (30) days advanced written notice to The Chosen, conditioned upon The Chosen not curing said breach within fifteen (15) days of said notice. Upon termination of this Agreement The Chosen shall immediately vacate and surrender the Premises to TSA.

14.	MISCELLANEOUS

This Agreement may be executed in counterparts, and any counterpart may be delivered electronically by email or otherwise. This Agreement is the entire agreement of the Parties with respect to the subject matter hereof and cannot be modified or cancelled except by written instrument signed by both Parties. This Agreement will be interpreted in accordance with the laws of the state of Texas and the courts located in Ellis County, Texas will have jurisdiction over all disputes under this Agreement. The Parties acknowledge to each other that they have not entered into this Agreement in reliance upon any representation (written or oral, express or implied) not contained in this Agreement. The Chosen may not assign this Agreement and its rights hereunder to any third party.

[Signatures on Next Page]

IN WITNESS WHEREOF each of the Parties has caused its duly authorized signatory(ies) to sign this Agreement as of the date written on page one.

The Salvation Army, a Georgia corporation	The Chosen, Texas LLC

Signature:	/s/ Leon R. Ferraez, Jr.	Signature:	/s/ Bradley Pelo

Printed Name:	Leon R. Ferraez, Jr.	Printed Name:	Bradley Pelo

Date:	January 12, 2023	Date:	1/31/2023

EXHIBIT A

(To Be Inserted)

SCHEDULE A

RULES OF CONDUCT WHILE ON ANY TSA PROPERTY

1.	No wildlife, trees or shrubs on the Property shall be damaged by The Chosen, its members, its guests or invitees (hereinafter referred to as “Invitees”).

2.	Fires are authorized to the extent they are in compliance with local fire regulations and monitored at all times by personnel with appropriate fire suppression equipment.

3.	Smoking (including all tobacco and vapor products), alcohol, cannabis, illegal drugs in any form and drugs which when consumed impair a person’s mental or physical ability or capacity to function are strictly forbidden in all areas of TSA Property, with the exception of tobacco products may be consumed in specifically designated areas.

4.	The use of inappropriate language (including T-shirt logos, etc.) or gestures by Invitees is not permitted. TSA reserves the right to, in its sole & absolute discretion, determine what language (including T-shirt logos, etc.) or gestures is inappropriate.

5.	Invitees must wear ID badges or ID tags in a visible manner at all times while on TSA Property, except for cast while being filmed.

6.	Pets are not allowed on TSA Property. This rule does not apply to ADA approved service animals (i.e. dogs & miniature horses) assisting the disabled. The use of animals for filming purposes must be approved by TSA in writing prior to start of filming.

7.	At any and all times Invitees must only use areas specifically designated by TSA for their use. These areas shall only include washrooms, temporary office space and/or a lunch room if specifically agreed.

8.	The use of motor vehicles will be limited and be operated on designated roadways only, except as reasonably necessary for purposes of the Productions. Invitees shall park any and all vehicles in designated area(s) as approved in writing by the designated representative of TSA. Except for purposes of first century ‘vehicles’, no vehicle shall be on cultivated and maintained grass or at housing or program areas, unless approved in writing. Driving to these areas should be reserved for loading and unloading only. All fire lanes and garbage bin access must remain open and accessible at all times. Any damaged caused by any vehicle shall be immediately repaired by The Chosen.

9.	For the safety and protection of everyone concerned, any unsupervised communication or contact of any kind between Invitees and minors on or about any TSA Property is not allowed.

10.	There must be an adequate number of production personnel to ensure that no one enters or is present in an area where there is any cast, crew or equipment and/or scenes being prepped, filmed or wrapped.

11.	Joint occupancy of any housing by individuals of the opposite sex only allowed for legally married couples and for non-relationship individuals of the same biological sex.

12.	TSA reserves the right to, in its sole & absolute discretion, define the meaning of words, standards, and interpretations referenced in this Schedule A

Please refer any questions or concerns regarding any aspect of filming on TSA Property to the TSA’s designated representative.